Exhibit 99.1

Ubiquiti Networks Adds Benchmark Capital’s Bill Gurley to Board of Directors

SAN JOSE, Calif., Mar. 22, 2012 — Ubiquiti Networks, Inc. (Nasdaq: UBNT), a next-generation communications technology company, today announced that Bill Gurley, General Partner at Benchmark Capital, has joined the company’s board of directors.

“Bill’s background as an analyst, an investor and a company builder give him a deep understanding of the full potential of our business,” said Robert Pera, founder and CEO of Ubiquiti Networks. “His insight will be invaluable as we continue to scale our business and grow into new markets.”

“At Benchmark, I strive to work with great entrepreneurs who change the world for the better,” said Gurley. “What Robert has built with Ubiquiti Networks is the most radically disruptive business model I have ever seen. This represents the future of networking and stands to fundamentally upset the industry status quo. Joining the board to work shoulder-to-shoulder with him was a natural fit for us both.”

Gurley, who has been a general partner with Benchmark Capital for more than 10 years, also holds board seats with Demandforce, Opentable, Uber and Zillow among others.

Prior to working in venture capital, Gurley spent four years on Wall Street as a research analyst. He covered companies such as Dell, Compaq and Microsoft, and he was the lead analyst on the Amazon IPO. Gurley previously worked as a design engineer at Compaq Computer, working on products including Compaq’s first multi-processor server.

About Ubiquiti Networks

Ubiquiti Networks is a next-generation communications technology company that designs and manufactures proprietary technologies. Since 2005, Ubiquiti’s products and solutions have bridged the digital divide between emerging and developed markets by fundamentally changing the economics of deploying high performance networking solutions in underserved and underpenetrated markets globally. Our technology platforms AirMax, UniFi and AirVision, focus on delivering industry-leading performance, compelling price-performing characteristics and an unparalleled user experience. Ubiquiti has reduced high product and network deployment costs and other business model inefficiencies to enable rapid market adoption of their products and solutions in emerging markets. For more information visit http://www.ubnt.com/

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